Exhibit 99.(c)(1)

Exhibit (c)(1) Presentation to the Board of Directors Project Travis December 10, 2008 SWS GROUP SOUTHWEST SECURITIES Building what you value.

Preface The information herein has been prepared by Southwest Securities, Inc. (“SWS”) as part of a presentation being made in support of our opinion as to the fairness of the terms of the proposed transaction from a financial point of view. The material in this presentation and our analyses contained herein are confidential and are for the use of the of the Board of Directors of Travis and its advisors only. Any publication or use of this material or the analyses contained herein without the express written consent of SWS is strictly prohibited. Among the activities conducted in the course of our engagement as financial advisor, SWS received and reviewed business and financial information of Travis and held discussions with the management of Travis regarding this information. In connection with the analyses contained herein, we have not independently verified any such information and have relied on all such information as being complete and accurate in all material respects. In addition, we have not obtained any independent appraisal of the assets of either entity. With regard to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Travis as to the future financial performance of Travis. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. SWS is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction. Several analytical methodologies have been employed herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows. Our only opinion is the formal written opinion we express as to the fairness from a financial point of view. The opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this book. SWS will receive a fee for our services, no portion of which is contingent on Travis completing the transaction. In the ordinary course of our business, SWS may actively trade shares of the common stock and/or other securities of Travis for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Table of Contents Section Executive Summary 1 Overview of Travis 2 Trading Overview 3 Selected Comparable Public Companies 4 Selected Precedent Transactions 5 Precedent Reverse Split Transactions Precedent Merger and Acquisition Transactions Discounted Cash Flow Analysis 6 Liquidation Analysis 7 Summary Valuation and Rationale 8 Exhibits 9

Section 1 Executive Summary

Executive Summary The management of Travis has proposed a reverse and forward stock split resulting in a going private transaction. If recommended by the Special Committee and approved by the Board of Directors, Travis may propose a reverse and forward stock split to shareholders. It is currently contemplated that such a transaction may be effected by a reverse split ratio of 1-for-750*, followed immediately by a forward 750-for-1 split of the common stock. The Company will provide for the payment of cash to those stockholders holding less than one share as a result of the reverse split. It is estimated that 941 of the approximately 1,130 stockholders of record hold less than 750 shares and that after the transaction, with fractional share repurchases, there will be approximately 189 stockholders of record. No commissions will be charged to stockholders who receive cash in lieu of fractional shares. Once the Company has fewer than 300 stockholders of record, it can terminate its public company reporting status. Proposed Transaction __________ * The ratio of 1-for-750 is used for illustrative purposes. The actual ratio has yet to be determined.

Executive Summary Public company costs are high and increasing: The costs related to the Sarbanes-Oxley Act, increased D&O insurance expenses, audit costs and implementation of related corporate governance reforms have become prohibitive for small companies. The costs associated with retaining public status, serving stockholders and continuing public communication remain high. The time demands on management and employees associated with public company status are significant: Preparing public reports, filings, press releases and Regulation FD compliance. Since the Company has relatively few executive personnel, these indirect costs can be material. Investor relations and communication with stockholders takes significant management time. Stockholders are unable to benefit fully from public company status due to limited liquidity and the Company’s micro-cap classification. Stockholders are not able to move into and out of stock positions without materially impacting the market price. The Company is not able to raise capital conventionally in public markets. The Company is not an attractive investment for institutional investors due to its size, current lack of profitability and earnings history. The Company is not able to effectively use shares for acquisitions. The Company has no meaningful investment research analyst coverage.

Executive Summary The Company is not currently in a profitable or positive cash flow status. Other strategic alternatives have been examined by management and the Board and determined to be either unattractive or not viable: Status quo as a public company Strategic acquisitions (e.g. iSarla Inc. d/b/a iEmployee) Sale or merger with a strategic partner Merger of Travis with a newly formed company owned by a control group Self-tender or significant share repurchase by the Company A reverse split provides multiple benefits: Reduces direct and indirect costs. Saves management and employee time that can be devoted directly to the business operations. Stockholders can exit the investment at a premium to current prices or retain a position in a private company. Small stockholders (with less than 750 shares) can retain ownership by acquiring additional shares at a modest cost. Small stockholders are able to sell without a commission. The cash demands on the Company to accomplish the reverse split are moderate and predictable.

Executive Summary Cost Analysis  Record Shareholder Fractional $0.21 $0.25 $0.30 $0.35 $0.40 $0.45 $0.50 $0.55 Count (2) Shares (3) 0.0% 19.0% 42.9% 66.7% 90.5% 114.3% 138.1% 161.9% No Split 1,130 31,108,839 6,532,856 $ 7,777,210 $ 9,332,652 $ 10,888,094 $ 12,443,536 $ 13,998,978 $ 15,554,420 $ 17,109,861 $ 1 -for- 50 847 30,894 6,488 $ 7,723 $ 9,268 $ 10,813 $ 12,357 $ 13,902 $ 15,447 $ 16,992 $ 1 -for- 100 721 80,050 16,810 20,012 24,015 28,017 32,020 36,022 40,025 44,027 1 -for- 250 301 432,660 90,859 108,165 129,798 151,431 173,064 194,697 216,330 237,963 1 -for- 500 228 822,536 172,733 205,634 246,761 287,888 329,015 370,141 411,268 452,395 1 -for- 750 189 1,346,740 282,815 336,685 404,022 471,359 538,696 606,033 673,370 740,707 1 -for- 1000 175 1,590,167 333,935 397,542 477,050 556,558 636,067 715,575 795,083 874,592 1 -for- 2000 149 3,260,371 684,678 815,093 978,111 1,141,130 1,304,148 1,467,167 1,630,185 1,793,204 __________ (1) Percentage premium to current market price of $0.21 per share on 12/5/08. (2) Estimated shareholders of record remaining after reverse split. Assumed approximately 90 nominee record holders in CEDE (DTC). (3) Total shares required to be purchased at various split ratios. Source Travis Form 10-K as of October 31, 2008. Price Per Share for Fractional Shares and Premium to Market (1) Split Ratio Project Travis Analysis of the Cost of Purchasing Fractional Shares

Executive Summary Valuation Approaches  "Transaction Specific" "Public Market" valuation "Transaction Specific" Present value of projected comparison Value based on public valuation free cash flows Review of current and market trading multiples Analyzes other reverse "Inherent" value of the historical common stock of comparable companies split transactions and business trading prices and volume Represents freely tradable premiums paid Incorporates time value and minority interest Reviews M&A transactions cost of capital considerations in sector Relies on management's Comparability of transaction projections most relevant Value that could Industry characteristics and hypothetically be derived trends (e.g. size, volatility from the liquidation (sale) growth prospects) of assets and the Relative market position and satisfaction of liabilities competitive environment Based on recent balance Consistency and visibility of sheet adjusted to reflect historical and projected liquidation values earnings Relies on management's estimates Trading Overview Comparable Public Companies Precedent Transactions Discounted Cash Flow Liquidation Analysis Other Considerations Valuation Analysis

Section 2 Overview of Travis

Overview of Travis  Recent price per share (12/05/08) 0.21 $ Common shares outstanding 31,109 Options outstanding (2) - Equity market capitalization Travis 6,533 $ Plus: Debt - Preferred stock - Less: Cash 13,844 Enterprise value of Travis (7,311) $ __________ (1) Balance Sheet data as of October 31, 2008. (2) None of Travis' outstanding options are in the money at this time. Summary Market Capitalization (1) (Amounts in thousands, except per share amounts)

Overview of Travis Historical Financial Results  2004 2005 2006 2007 2008(1) Revenues 15,847 $ 9,906 $ 14,896 $ 40,407 $ 10,182 $ Gross profit 7,984 2,865 6,988 21,175 7,944 EBITDA (850) (8,824) (2,671) 9,067 (4,299) EBIT (2,102) (10,361) (3,929) 8,552 (5,936) Net income (2,646) (10,011) (3,555) 12,248 (5,317) Diluted EPS (0.11) (0.40) (0.14) 0.47 (0.18) Growth rates and margins: Revenues growth - -37.5% 50.4% 171.3% -74.8% Gross margin 50.4% 28.9% 46.9% 52.4% 78.0% EBITDA margin -5.4% -89.1% -17.9% 22.4% -42.2% EBIT margin -13.3% -104.6% -26.4% 21.2% -58.3% Other data: Capital expenditures 654 $ 63 $ 62 $ 490 $ 311 $ Depreciation and amort 1,211 1,487 1,230 511 1,147 Tax rate -0.8% -0.2% -1.3% -0.8% 0.4% __________ (1) Excludes $7.4 million asset impairment charge. Year ended July 31, Travis Historical Reported Financials (Dollar amounts in thousands, except per share amounts)

Overview of Travis Historical Financial Results (cont.) (Dollar amounts in thousands, except per share amounts)  $15,847 $9,906 $14,896 $40,407 $10,182 2004 2005 2006 2007 2008 Revenues $(850) $(8,824) $(2,671) $9,067 $(4,299) 2004 2005 2006 2007 2008 EBITDA $(2,102) $(10,361) $(3,929) $8,552 $(5,936) 2004 2005 2006 2007 2008 EBIT $(0.11) $(0.40) $(0.14) $0.47 $(0.18) 2004 2005 2006 2007 2008 EPS

Overview of Travis Management’s Financial Projections 2008A(1) 2009E 2010E 2011E 2012E 2013E Revenues 10,182 $ 11,621 $ 13,286 $ 15,196 $ 17,385 $ 19,893 $ Gross profit 7,944 9,380 11,027 11,853 13,560 15,516 EBITDA (4,299) (4,328) (1,383) (1,243) (451) 521 EBIT (5,936) (5,605) (2,660) (2,520) (1,728) (756) Net income (5,317) (4,983) (2,360) (2,220) (1,428) (456) Diluted EPS (0.18) (0.17) (0.08) (0.07) (0.05) (0.02) Growth rates and margins: Revenues growth - 14.1% 14.3% 14.4% 14.4% 14.4% Gross margin 78.0% 80.7% 83.0% 78.0% 78.0% 78.0% EBITDA margin -42.2% -37.2% -10.4% -8.2% -2.6% 2.6% EBIT margin -58.3% -48.2% -20.0% -16.6% -9.9% -3.8% Other data: Capital expenditures 311 $ 200 $ 200 $ 200 $ 200 $ 200 $ Depreciation and amort 1,147 1,277 1,277 1,277 1,277 1,277 Tax rate 0.4% 0.0% 0.0% 0.0% 0.0% 0.0% __________ (1) Excludes $7.4 million asset impairment charge. Travis Management's Financial Plan (Dollar amounts in thousands, except per share amounts) Year ended July 31,

Overview of Travis

Management's Financial Projections (cont.)

(Dollar amounts in thousands, except per share amounts)

Revenues


$10,182
$11,621
$13,286
$15,196
$17,385
$19,893
2008A
2009E
2010E
2011E
2012E
2013E

EBITDA


$(4,299)
$(4,328)
$(1,383)
$(1,243)
$(451)
$521
2008A
2009E
2010E
2011E
2012E
2013E

EBIT


$(5,936)
$(5,605)
$(2,660)
$(2,520)
$(1,728)
$(756)
2008A
2009E
2010E
2011E
2012E
2013E

EPS


$(0.18)
$(0.17)
$(0.08)
$(0.07)
$(0.05)
$(0.02)
2008A
2009E
2010E
2011E
2012E
2013E

SWS GROUP | SOUTHWEST SECURITIES
Building what you value.
15

Overview of Travis Ownership Analysis  12.3% 2.3% 85.3% Institutional Holdings Insider Holdings Institution Name Shares % of Shares Outstanding Insider Name Shares % of Shares Outstanding Renaissance Technologies Corp. 1,578,500 5.1% Snyder, Richard N. 442,933 1.4% Dimensional Fund Advisors LP 1,150,201 3.7% Harris, Nancy L. 115,512 0.4% Sirius Advisors LLC 274,654 0.9% Wells, James H. 50,672 0.2% Barclays Global Investors, National Association 246,859 0.8% Peterson, Jay C. 48,921 0.2% California Public Employees' Retirement System 223,700 0.7% Cote, Kathleen A. 23,772 0.1% Wedbush Morgan Securities Inc 135,874 0.4% Miles, Raymond Rajko 16,772 0.1% Bard Associates Inc. 77,200 0.2% Mazzucchelli, Lou 12,772 0.0% Northern Trust Investments, National Association 51,737 0.2% Agnich, Richard J. 12,772 0.0% Northern Trust Investments, N.A. 26,692 0.1% Total Insider Holdings 724,126 2.3% Quantitative Management Associates LLC 21,726 0.1% State Street Global Advisors, Inc. 12,271 0.0% National City Corporation Savings 11,500 0.0% UBS Securities, Asset Management Arm 10,559 0.0% Citadel Investment Group, L.L.C. 10,254 0.0% The Glenmede Trust Company, N.A. 4,000 0.0% UBS Global Asset Management 1,380 0.0% Barclays Global Investors Limited 1,000 0.0% Deutsche Investment Management Americas Inc. 700 0.0% Merrill Lynch & Co. Inc., Asset Management Arm 69 0.0% Total Institutional Holdings 3,838,876 12.3% Other Holdings Description Shares Total Other Holdings 26,526,316 85.3% Total Shares Outstanding 31,089,318 100.0% Source: Capital IQ % of Shares Outstanding Ownership Breakdown

Section 3 Trading Overview

Trading Overview Summary Stock Trading History  Closing stock price (12/5/08) 0.21 $ Market capitalization ( In thousands ) 6,533 52-Week high 1.33 52-week low 0.17 Average stock price: 30-day 0.20 $ 60-day 0.23 90-day 0.27 Six months 0.31 Nine months 0.38 One year 0.49 Volume weighted average stock price: 30-day 0.20 $ 60-day 0.22 90-day 0.25 Six months 0.29 Nine months 0.38 One year 0.59 Average daily trading volume: 30-day 56,081 60-day 66,561 90-day 58,380 Six months 54,739 Nine months 57,853 One year 74,267 Stock Trading History

Trading Overview Three Year Stock Price / Volume History  $- $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 12/05 5/06 10/06 3/07 8/07 1/08 6/08 11/08 Price - 2,000 4,000 6,000 8,000 10,000 12,000 Volume (000) Volume Price

Trading Overview Five Year Stock Price Relative Performance  - 25.0 50.0 75.0 100.0 125.0 150.0 175.0 200.0 225.0 250.0 12/1/03 4/29/04 9/26/04 2/23/05 7/23/05 12/20/05 5/19/06 10/16/06 3/15/07 8/12/07 1/9/08 6/7/08 11/4/08 NASDAQ Travis Peer Group

Trading Overview Cash Position vs. Stock Price  Travis $- $0.50 $1.00 $1.50 $2.00 $2.50 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 F2006 F2007 F2008 F2009 Stock Price Per Share Cash & Equivalents Per Share Stock Price End of Quarter

Trading Overview Price and Trading Volume Analysis  Trading Volume Percent at or Below Closing Prices Latest Twelve Months 0% 8% 23% 34% 47% 56% 65% 77% 87% 90% 95% 95% 99% 100% 100% 0% 25% 50% 75% 100% $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 % of Trading Volume Closing Price Per Share Trading Volume Percent at or Below Closing Prices Three Years 0% 1% 2% 5% 11% 15% 18% 21% 23% 29% 44% 50% 59% 72% 74% 0% 25% 50% 75% 100% $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 Closing Price Per Share % of Trading Volume Trading Volume Percent at or Below Closing Prices Two Years 0% 1% 2% 3% 4% 5% 7% 11% 13% 21% 40% 48% 59% 75% 78% 0% 25% 50% 75% 100% $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $1.00 $1.10 $1.20 $1.30 $1.40 $1.50 Closing Price Per Share % of Trading Volume

Section 4 Selected Comparable Public Companies

Selected Comparable Public Companies

Fundamentals
Fiscal Year End of Each Company
(Dollar amounts in thousands, except per share amounts)

Symbol	Company	Revenues	EBITDA	EBIT	Pretax Income	Net Income	Diluted EPS	Tangible Book Value
CNQR	Concur Technologies, Inc.	$ 215,491	$ 47,450	$ 26,174	$ 26,477	$ 17,184	$ 0.35	$ 329,959
PROJ	Deltek, Inc.	278,246	65,435	56,194	37,996	22,519	0.54	(149,402)
EPIC	Epicor Software Corp.	429,832	68,272	44,364	42,534	41,277	0.71	47,134
SFSF	SuccessFactors, Inc.	63,350	(70,219)	(72,392)	(75,029)	(75,454)	(8.35)	14,943
TLEO	Taleo Corp.	127,941	10,616	3,682	6,590	3,883	0.13	90,919
UCNN	UCN Inc.	79,482	(613)	(6,826)	(7,532)	(7,537)	(0.26)	9,060
ULTI	Ultimate Software Group Inc.	151,464	20,675	13,607	13,393	33,129	1.24	56,915
VCSY	Vertical Computer Systems	5,896	(501)	(563)	(2,154)	(2,154)	(0.00)	(15,208)
XXXX	**Travis**	**$ 10,182**	**$ (4,299)**	**$ (5,936)**	**$ (5,296)**	**$ (5,317)**	**$ (0.18)**	**$ 10,191**

Latest 12 Months for Each Company
(Dollar amounts in thousands, except per share amounts)

Symbol	Company	Revenues	EBITDA	EBIT	Pretax Income	Net Income	Diluted EPS	Tangible Book Value
CNQR	Concur Technologies, Inc.	$ 215,491	$ 47,450	$ 26,174	$ 26,477	$ 17,184	$ 0.35	$ 329,959
PROJ	Deltek, Inc.	294,688	60,175	50,750	38,535	24,594	0.56	(138,193)
EPIC	Epicor Software Corp.	485,628	57,738	20,822	8,961	20,646	0.36	(225,233)
SFSF	SuccessFactors, Inc.	98,098	(81,984)	(85,457)	(84,403)	(85,264)	(1.52)	(2,930)
TLEO	Taleo Corp.	144,313	12,671	3,838	6,636	7,403	0.26	101,950
UCNN	UCN Inc.	79,029	(3,747)	(9,721)	(10,202)	(10,202)	(0.33)	4,207
ULTI	Ultimate Software Group Inc.	171,022	17,185	(1,540)	(1,766)	19,594	0.74	48,581
VCSY	Vertical Computer Systems	8,645	1,064	1,002	(621)	(621)	(0.00)	(15,031)
XXXX	**Travis**	**$ 10,182**	**$ (4,299)**	**$ (5,936)**	**$ (5,296)**	**$ (5,317)**	**$ (0.18)**	**$ 10,191**

SWS GROUP | SOUTHWEST SECURITIES
Building what you value.
24

Selected Comparable Public Companies  Recent % of Common Business Price 52 Week Shares Enterprise Market Symbol Company 12/05/08 High Low High Outstanding Value Capitalization CNQR Concur Technologies, Inc. 29.32 $ 50.00 $ 19.52 $ 58.6% 48,822 1,166,569 $ 1,431,461 $ PROJ Deltek, Inc. 4.70 17.95 3.06 26.2% 43,175 368,076 202,923 EPIC Epicor Software Corp. 4.00 12.65 2.91 31.6% 59,911 483,717 239,642 SFSF SuccessFactors, Inc. 6.22 15.27 4.61 40.7% 56,109 248,081 349,559 TLEO Taleo Corp. 6.67 34.20 5.37 19.5% 30,147 96,377 201,083 UCNN UCN Inc. 1.10 4.95 0.75 22.2% 31,065 35,309 34,172 ULTI Ultimate Software Group Inc. 15.43 41.68 13.69 37.0% 24,439 357,980 377,091 VCSY Vertical Computer Systems 0.02 0.13 0.01 17.7% 999,735 28,833 22,994 High 58.6% 999,735 1,166,569 $ 1,431,461 $ Low 17.7% 24,439 28,833 22,994 Mean 31.7% 161,675 348,118 357,366 Median 28.9% 45,999 303,030 221,282 XXXX Travis 0.21 $ 1.35 $ 0.15 $ 15.6% 31,109 (7,311) $ 6,533 $ Stock Market Information (Dollar amounts in thousands, except share and per share amounts) 52 Week Range

Selected Comparable Public Companies

Market Multiples (1)
Latest 12 Months for Each Company

Symbol	Company	Business Enterprise Value/ Revenues	Business Enterprise Value/ EBITDA	Business Enterprise Value/ EBIT	Market Capitalization/ Pretax Income	P/E Multiples LTM EPS	P/E Multiples 2009E	Market Capitalization/ Tan. Book Value
CNQR	Concur Technologies, Inc.	nm	24.6 x	nm	nm	nm	41.9 x	4.3 x
PROJ	Deltek, Inc.	1.2 x	6.1 x	7.3 x	5.3 x	8.4 x	5.9 x	nm
EPIC	Epicor Software Corp.	1.0 x	8.4 x	23.2 x	26.7 x	11.1 x	5.6 x	nm
SFSF	SuccessFactors, Inc.	2.5 x	nm	nm	nm	nm	nm	nm
TLEO	Taleo Corp.	0.7 x	7.6 x	25.1 x	30.3 x	25.7 x	8.2 x	2.0 x
UCNN	UCN Inc.	0.4 x	nm	nm	nm	nm	nm	8.1 x
ULTI	Ultimate Software Group Inc.	2.1 x	20.8 x	nm	nm	20.9 x	27.6 x	7.8 x
VCSY	Vertical Computer Systems	3.3 x	nm	28.8 x	nm	nm	na	nm
	High	3.3 x	24.6 x	28.8 x	30.3 x	25.7 x	41.9 x	8.1 x
	Low	0.4 x	6.1 x	7.3 x	5.3 x	8.4 x	5.6 x	2.0 x
	Mean	1.6 x	13.5 x	21.1 x	20.8 x	16.5 x	17.9 x	5.5 x
	Median	1.2 x	8.4 x	24.2 x	26.7 x	16.0 x	8.2 x	6.1 x
XXXX	**Travis**	**nm**	**nm**	**nm**	**nm**	**nm**	**nm**	**0.6 x**

(1) Multiples based on latest 12 months results except for 2009E P/E that is based on First Call consensus estimates, if available. Excludes all multiples less than zero and the following multiples: Revenues > 5.0x, EBITDA > 25.0x, EBIT > 30.0x, Pretax Income > 50.0x, Earnings > 75.0x and Tangible Book Value > 10.0x.

SWS GROUP | SOUTHWEST SECURITIES
Building what you value.

26

Selected Comparable Public Companies  Implied Equity Value Based on Comparable Companies (1) (Dollar amounts in thousands, except share and per share amounts) Comparable Implied Travis Company Implied Equity LTM Median Implied Net Equity Value Per Approach Amount (2) Multiple Values Debt (3) Value Share (4) Multiple of: Revenues 10,182 $ 1.2 x 12,718 $ (13,844) $ 26,561 $ 0.85 $ EBITDA (4,299) 8.4 x nm (13,844) nm nm EBIT (5,936) 24.2 x nm (13,844) nm nm Pretax Income (5,296) 26.7 x nm LTM EPS (0.18) 16.0 x nm 2009E EPS - 8.2 x nm Tangible Book Value 10,191 6.1 x 1.98 High 1.98 $ Low 0.85 Mean 1.42 Median 1.42 __________ (1) This Approach did not yield highly relevant comparable data because, due to the Company’s significant operating losses, the only multiple comparisons that could be generated were based on revenues and tangible book value, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by Travis. (2) Excludes $7.4 million asset impairment charge. (3) Net debt defined as total debt and preferred stock outstanding minus cash and equivalents. (4) Assumes 31,109,000 common shares outstanding.

Section 5 Selected Precedent Transactions

Selected Precedent Transactions Reverse Split Going Private Transactions  Recent Median Implied Prices Premium (2) Price Travis Average Price Per Share: Price at 12/05/08 0.21 $ 25.0% 0.26 $ 30-Day Average 0.20 22.8% 0.25 60-Day Average 0.23 20.9% 0.28 90-Day Average 0.27 19.4% 0.32 120-Day Average 0.30 24.4% 0.37 High 0.37 $ Low 0.25 Mean 0.30 Median 0.28 __________ (1) Reverse split transaction details provided in Exhibit B. (2) Premuims paid in reverse split transactions - One day, 30-days, 60-days, 90-days, and 120-days prior to announcement. Implied Equity Values Based on Precedent Reverse Split Transactions (1)

Selected Precedent Transactions

Merger and Acquisition Transactions

Selected Precedent Merger and Acquisition Transactions (1)
(Dollar amounts in millions)

Date Closed	Acquiror	Target	Enterprise Value	LTM Revenues	LTM EBITDA	LTM EBIT	Enterprise Value/ Revenue	Enterprise Value/ EBITDA	Enterprise Value/ EBIT	Equity Purchase Price	Net Earnings	Tangible BV	Purchase Price/ Net Earnings	Purchase Price/ Tangible BV
10/15/08	NextGen Healthcare Information Systems, Inc.	Practice Management Partners, Inc	$ 22.0	$ 16.0	na	na	1.4 x	na	na	$ 19.0	na	na	na	na
07/01/08	Taleo Corp.	Vurv Technology Inc.	130.5	51.2	(0.7)	(4.1)	2.6 x	nm	nm	105.4	25.5	(79.5)	4.1 x	nm
10/01/07	Concur Technologies, Inc.	H-G Holdings	179.3	61.9	10.7	4.3	2.9 x	16.7 x	nm	143.5	(6.4)	25.8	nm	5.6 x
09/11/07	Asure Software, Inc.	iEmployee	10.6	5.0	1.6	0.6	2.1 x	6.8 x	18.9 x	11.6	0.7	3.0	15.9 x	3.9 x
06/11/07	Hellman & Friedman Capital Partners	Kronos, Inc.	1,777.6	599.0	99.8	56.6	3.0 x	17.8 x	nm	1,767.1	40.9	390.7	43.2 x	4.5 x
03/31/07	Infor Global Solutions, Inc.	Workbrain Corporation	157.2	96.9	0.3	(2.9)	1.6 x	nm	nm	193.9	(2.0)	55.2	nm	3.5 x
03/02/07	Taleo Corp.	JobFlash, Inc.	11.9	1.5	(2.0)	(2.1)	nm	nm	nm	2.6	(0.2)	(7.0)	nm	nm
01/11/07	BPO Management Services, Inc.	Human Resource MicroSystems, Inc.	2.2	1.2	(0.2)	(0.2)	1.9 x	nm	nm	2.0	(0.2)	(0.4)	nm	nm
01/23/06	Concur Technologies, Inc.	Outtask, Inc.	79.5	14.4	(7.7)	(8.1)	nm	nm	nm	44.4	(8.3)	3.0	nm	nm
	High						3.0 x	17.8 x	18.9 x				43.2 x	5.6 x
	Low						1.4 x	6.8 x	18.9 x				4.1 x	3.5 x
	Mean						2.2 x	13.8 x	18.9 x				21.1 x	4.4 x
	Median						2.1 x	16.7 x	18.9 x				15.9 x	4.2 x

(1) Excludes all multiples less than zero and the following multiples: Revenues > 5.0x, EBITDA > 25.0x, EBIT > 30.0x, Net Income > 75.0x and Tangible Book Value > 10.0x.

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Selected Precedent Transactions

Merger and Acquisition Transactions (cont.)

Implied Equity Value Based on Selected Precedent Merger and Acquisition Transactions (1)

(Dollar amounts in thousands, except share and per share amounts)

Approach		Travis LTM Amount (2)	Precedent Transaction Median Multiple		Implied Values		Net Debt (3)		Implied Equity Value		Implied Equity Value Per Share (4)(5)
Multiple of:											
Revenues	$	10,182	2.1 x	$	21,421	$	(13,844)	$	35,264	$	1.13
EBITDA		(4,299)	16.7 x		nm		(13,844)		nm		nm
EBIT		(5,936)	18.9 x		nm		(13,844)		nm		nm
Net Income		(5,317)	15.9 x								nm
Tangible Book Value		10,191	4.2 x								1.38
High										$	1.38
Low											1.13
Mean											1.25
Median											1.25

(1) This Approach did not yield highly relevant comparable data because, due to the Company's significant operating losses, the only multiple comparisons that could be generated were based on revenues and tangible book value, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by Travis.

(2) Excludes $7.4 million asset impairment charge.

(3) Net debt defined as total debt and preferred stock outstanding minus cash and equivalents.

(4) Assumes 31,109,000 common shares outstanding.

(5) Implied equity values from the merger and acquisition transactions include a control premium in the valuation.

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Section 6 Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

Travis (1)

(Dollar amounts in thousands)

	Year ended July 31,							
	2006A	2007A	2008A(2)	2009E	2010E	2011E	2012E	2013E
Revenues	$ 14,896	$ 40,407	$ 10,182	$ 11,621	$ 13,286	$ 15,196	$ 17,385	$ 19,893
EBITDA	(2,671)	9,067	(4,299)	(4,328)	(1,383)	(1,243)	(451)	521
EBIT	(3,929)	8,552	(5,936)	(5,605)	(2,660)	(2,520)	(1,728)	(756)
Plus: Non tax-deductible amortization	-	-	-	-	-	-	-	-
EBITA	(3,929)	8,552	(5,936)	(5,605)	(2,660)	(2,520)	(1,728)	(756)
Less: Provision for taxes	49	(65)	(23)	-	-	-	-	-
EBIAT	(3,978)	8,617	(5,913)	(5,605)	(2,660)	(2,520)	(1,728)	(756)
Plus: Depreciation	1,230	511	1,147	1,277	1,277	1,277	1,277	1,277
Plus: Tax-deductible amortization	28	4	490	-	-	-	-	-
Plus: Other non-cash items	(370)	(252)	(273)	-	-	-	-	-
Less: Capital expenditures	(62)	(490)	(311)	(200)	(200)	(200)	(200)	(200)
Less: Change in net working capital	1,345	7,427	(7,608)	(3,922)	(525)	(71)	(185)	(222)
Unlevered free cash flow	**$ (1,807)**	**$ 15,817**	**$ (12,468)**	**$ (8,450)**	**$ (2,108)**	**$ (1,514)**	**$ (836)**	**$ 99**
Key Assumptions and Relationships (as % of Net Sales)								
Revenues growth	50.4%	171.3%	-74.8%	14.1%	14.3%	14.4%	14.4%	14.4%
EBITDA margin	-17.9%	22.4%	-42.2%	-37.2%	-10.4%	-8.2%	-2.6%	2.6%
EBIT margin	-26.4%	21.2%	-58.3%	-48.2%	-20.0%	-16.6%	-9.9%	-3.8%
Depreciation and amortization	8.3%	1.3%	11.3%	11.0%	9.6%	8.4%	7.3%	6.4%
Capital expenditures	-0.4%	-1.2%	-3.1%	-1.7%	-1.5%	-1.3%	-1.2%	-1.0%
Marginal tax rate	-1.3%	-0.8%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%

(1) Based on Management's Financial Plan.

(2) Excludes $7.4 million asset impairment charge.

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Discounted Cash Flow Analysis  Implied Equity Values Per Share (1)(2)(3) Discount Rate 10.0x 11.0x 12.0x 13.0x 18.0% 0.26 $ 0.27 $ 0.28 $ 0.29 $ 19.0% 0.26 0.27 0.28 0.29 20.0% 0.26 0.27 0.28 0.29 21.0% 0.26 0.27 0.28 0.28 Matrix Summary: High 0.29 $ Low 0.26 Mean 0.27 Median 0.27 Terminal Multiples of 2013E EBITDA __________ (1) Based on Management's Financial Plan. (2) Assumes net debt of -$13,844,000. (3) Assumes 31,109,000 common shares outstanding.

Section 7 Liquidation Analysis

Liquidation Analysis

Implied Equity Value Based on Liquidation Analysis (1)

(Amounts in thousands, except per share amounts)

	Travis At 10/31/2008	Liquidation Probability Range (2)		Liquidation Value Range	
		High	Low	High	Low
Current assets:					
Cash and equivalents	$ 13,844	100.0%	100.0%	$ 13,844	$ 13,844
Accounts receivables, net	1,333	98.0%	90.0%	1,306	1,200
Inventory	58	50.0%	25.0%	29	14
Prepaid expenses and other current assets	217	50.0%	25.0%	108	54
Property and equipment, net	775	25.0%	10.0%	194	77
Intangible assets, net	4,534	0.0%	0.0%	-	-
Current liabilities:					
Accounts payable	4,054	100.0%	100.0%	(4,054)	(4,054)
Accrued compensation and benefits	192	100.0%	100.0%	(192)	(192)
Lease impairment and advance	355	0.0%	0.0%	-	-
Other accrued liabilities	335	100.0%	100.0%	(335)	(335)
Deferred revenue	1,874	75.0%	100.0%	(1,405)	(1,874)
Long-term liabilities:					
Long-term portion of deferred revenue	35	75.0%	100.0%	(26)	(35)
Lease impairment and advance	455	0.0%	0.0%	-	-
Other long-term liabilities	199	100.0%	100.0%	(199)	(199)
Other estimated costs, reserve amounts and unrealized value in liquidation:					
Rental obligations (3)				(7,027)	(15,277)
Employee severance (4)				(269)	(538)
Litigation exposure (Jenkens matter) (5)				-	(1,000)
Wind down cost estimate				-	(100)
Software (6)				1,000	500
Real estate (7)				4,000	-
VTEL Products Corporation (8)				500	-
Other intellectual property (9)				-	-
Implied liquidation value range to the common stockholder				**$ 7,474**	**$ (7,914)**
Common shares outstanding				31,109	31,109
Implied liquidation value range to the common stockholder per share				**$ 0.24**	**$ (0.25)**

(1) The determination of liquidation value is, by necessity, subjective. The valuation of certain items on the balance sheet is relatively easy since they are liquid (for example, cash), but other items, such as furniture, software and equipment and deferred revenue is more difficult.
(2) Based on Management's estimates.
(3) Estimated based on minimum future lease payments estimated at October 31, 2008 for highest obligation less an estimate of anticipated sub-lease payments for the lowest obligation.
(4) Estimated at two to four weeks of total current compensation which is approximately $7.0 million on an annualized basis.
(5) Estimated in the range of fully reserved to the maximum claim less existing reserve. The Company intends to vigorously defend this litigation.
(6) Estimated value of software in liquidation.
(7) Estimated value of equity interest in headquarters building, net of taxes on gain.
(8) Estimate of the value of the equity investment in VTEL Products Corporation, net of taxes on gain.
(9) The Company owns other miscellaneous intellectual property. This intellectual property may have value, but it is not determinable at this time.

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Section 8 Summary Valuation and Rationale

Summary Valuation and Rationale Summary Valuation  Implied Equity Values by Approach Approach High Low Mean Median Comparable Public Company Approach (2) 1.98 $ 0.85 $ 1.42 $ 1.42 $ Selected Precedent Transaction Approach: Reverse Split Going Private Transactions (3) 0.37 $ 0.25 $ 0.30 $ 0.28 $ Merger and Acquisition Transactions (2)(4) 1.38 1.13 1.25 1.25 Discounted Cash Flow Approach 0.29 $ 0.26 $ 0.27 $ 0.27 $ Liquidation Value Approach 0.24 $ (0.25) $ (0.01) $ (0.01) $ __________ (1) Assumes 31,109,000 common shares outstanding. (2) This Approach did not yield highly relevant comparable data because, due to the Company’s significant operating losses, the only multiple comparisons that could be generated were based on revenues and tangible book value, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by Travis. (3) Implied equity values per share based on the median payment premiums offered in completed reverse split going private transactions. (4) Implied equity values from the merger and acquisition transactions include a control premium. Implied Equity Value Per Share (1)

Summary Valuation and Rationale Summary Valuation (cont.)  Comparable Company Discounted Cash Liquidation Analysis Approach (1) Flow Approach Approach Mean Median __________ (1) This Approach did not yield highly relevant comparable data because , due to the Company’s significant operating losses , the only multiple comparisons that could be generated were based on revenues and tangible book value, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by Travis. Precedent Transaction Approach Reverse Split M & A (1) Trading History Implied Equity Values by Approach 0.00 0.20 0.10 Implied Price Per Share $0.60 0.50 0.40 0.30 $0.29 $0.24 $0.26 -$0.25 $0.37 $0.25 Valuation Range $0.35 - $0.40 30-Day Avg. 60-Day Avg. 90-Day Avg. 6-Mos. Avg. 9-Mos. Avg. Yr. Avg.

Summary Valuation and Rationale The primary purpose of a reverse and forward stock split by Travis is to facilitate a “going private transaction.” The result will allow the Company to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This will enable Travis to save money being spent because of its status as a SEC reporting company, which management and the Board of Directors believe provides a limited benefit to a small company like Travis. The transaction will decrease the total number of Travis’ stockholders of record from approximately 1,130 to approximately 189 (assuming a 1-for-750 reverse split). By reducing the number of stockholders below 300, Travis will be eligible to file a Form 15 with the SEC and terminate its registration obligations under the Exchange Act. The Company’s small public size and minimal trading volume have limited the ability of stockholders to sell their shares without also reducing the trading price, as well as the ability of the Company to use stock as acquisition currency or to successfully attract and retain employees. Additionally, the Company estimates that professional fees and other expenses related to the transaction will total approximately $350,000. The Company does not expect the payment to stockholders receiving cash in the transaction to have a material adverse effect on capital, liquidity, operations or cash flow; however, it will reduce the Company’s administration costs. Rationale

Summary Valuation and Rationale The Company anticipates annual savings of over $1,000,000 per year and an indeterminable amount in indirect savings resulting from the reduction in time that must be devoted by employees to preparing public reports and filings and responding to stockholder inquiries. We recommend a fractional share price of approximately $0.35 to $0.40 per share (on a pre-split basis) resulting in cash expenditures for fractional shares after the reverse stock split of approximately $471,000 to $539,000 in total (assuming a 1-for-750 reverse split and 1,346,740 shares pre-split cashed out). This represents a premium range of 66.7% to 90.5% over the closing price on December 5, 2008. Rationale (cont.)

Section 9 Exhibits

Exhibits - A Comparable Public Company Descriptions SuccessFactors, Inc. provides on-demand performance and talent management software that enable organizations to optimize the performance of their people. Its application suite includes various modules and capabilities, including performance management, goal management, compensation management, succession management, learning and development, recruiting management, analytics and reporting, employee profile, 360-degree review, employee survey, and proprietary and third-party content. The company also provides configuration and implementation services, as well as follow-on services, including end-user training and business transformation services. SuccessFactors offers its products to large enterprises, as well as to small and mid-sized businesses operating in various industries, such as consumer, energy, financial services, government, healthcare, life sciences, manufacturing, retail, telecommunications and technology, and transportation. It operates primarily in North America, Latin America, Europe and the Middle East, and Asia-Pacific. The company was founded in 2001 as Success Acquisition Corporation and changed its name to SuccessFactors, Inc. in 2007. SuccessFactors, Inc. is headquartered in San Mateo, California. SuccessFactors, Inc. (NasdaqGM:SFSF) Epicor Software Corporation designs, develops, markets, and supports enterprise application software solutions and services. Its solutions enable companies to focus on their customers, suppliers, partners, and employees through enterprise-wide management of resources and information. The company’s products include back office applications for production management, supply chain management, retail management, and financial accounting, as well as front office customer relationship management and service management. Epicor also provides industry-specific solutions to the manufacturing, distribution, services and retail, and hospitality industry sectors, as well as to various other industries. Epicor offers a number of different enterprise application software solutions and services. In addition, the company provides consulting, managing, outsourcing, and hosting services, as well as education, training, and other programming services. Epicor serves manufacturers, distributors, retailers, sports and leisure, and service organizations, as well as companies in technology/software, healthcare, government entities, educational institutions, and other sectors. It sells its products and services through a direct sales force, as well as through a network of value added resellers, distributors, and authorized consultants. The company was founded in 1984. It was formerly known as Platinum Holdings Corporation and changed its name to Platinum Software Corporation in 1992. Further, the company changed its name to Epicor Software Corporation in 1999. Epicor is headquartered in Irvine, California. Epicor Software Corporation (NasdaqGS:EPIC) Deltek, Inc. provides enterprise applications software and related services to the project-focused organizations. Its products include Costpoint, Vision, GCS Premier, Enterprise Project Management Solutions, Open Plan and wInsight. In addition, the company offers consulting and technical services, including solution architecture, applications implementation, technology architecture design, and project team and end-user training, as well as after-implementation consulting services, including version upgrade consulting, system productivity review, practice consulting, network/database maintenance, acquisition integration support, and long-term strategic business system planning. It serves architectural, engineering, and information technology services firms; aerospace and defense, and other federal government contractors; consulting companies; discrete project manufacturing companies; grant-based not-for-profit organizations; and government agencies. The company, formerly known as Deltek Systems, Inc., was founded in 1983 and is headquartered in Herndon, Virginia. Deltek, Inc. (NasdaqGS:PROJ) Concur Technologies, Inc. provides employee spend management solutions. Its software solutions include Concur Travel & Expense, Concur Expense, Concur Cliqbook Travel, Concur Vendor Payment, Concur ExpenseLink, Concur Meeting, Concur Audit, Concur Direct Reimbursement, Concur Reporting and Concur Compliance Solution. Concur’s Web-based service solutions help to streamline everyday business processes. In addition, the company offers consulting, customer support, and training services. It markets its solutions worldwide to public companies and single-location private companies through its direct sales organization, as well as strategic reseller and referral partners. The company was founded in 1993 and is headquartered in Redmond, Washington. Concur Technologies, Inc. (NasdaqGS:CNQR) Continued on next page

Exhibits - A

Comparable Public Company Descriptions (cont.)

Taleo Corporation (NasdaqGM:TLEO)	Taleo Corporation provides talent management software solutions worldwide. It offers Taleo Enterprise Edition solution that includes Taleo Recruiting and Taleo Performance products. The software solutions have a number of modules that help management more efficiently manage operations. It markets its solutions through direct sales force, strategic partnerships, telesales, and Internet marketing channels. Taleo Corporation was incorporated in 1999 as Recruitsoft, Inc. and changed its name to Taleo Corporation in 2004. The company is based in Dublin, California.
UCN, Inc. (NasdaqCM:UCNN)	UCN, Inc. operates as a hosted, software as a service (SaaS) company focusing on the enterprise contact center market in the United States. It provides inContact and related connectivity products consisting of contact handling/management applications, such as routing, automated call distribution, self-service menus, automated interactive voice response, database integration, multimedia contact management, management reporting, workforce management, performance optimization benchmarking, custom call routing and call flow design, and hire screening and online training tools. UCN, Inc. also offers traditional connectivity products that enables users' sites to connect to the company's VoIP network, as well as to gain access to its inContact services. The company also operates as a reseller of domestic and international long distance and other services provided by national and regional wholesale providers. UCN, Inc. markets its products and services to commercial and business customers directly and through independent sales agents. The company was founded in 1994. It was formerly known as Buyers United, Inc. and changed its name to UCN, Inc. in 2004. The company is based in Midvale, Utah.
The Ultimate Software Group, Inc. (NasdaqGM:ULTI)	The Ultimate Software Group, Inc. engages in the design, marketing, implementation, and support of human resources, payroll, and talent management solutions in the United States. The company offers UltiPro software, a Web-based solution designed to manage the employee life cycle from recruitment to retirement. The Ultimate Software Group also provides professional services, which include implementation, customer relationship management, and knowledge management (or training) services, as well as customer support services, product maintenance, and hosting services. It offers its products and services to manufacturing, food services, sports, technology, finance, insurance, retail, real estate, transportation, communications, healthcare, and other services industries through its direct sales force. The company was founded in 1990 and is headquartered in Weston, Florida.
Vertical Computer Systems, Inc. (OTCBB:VCSY)	Vertical Computer Systems, Inc. provides administrative software services, Internet core technologies, and derivative software application products. Its administrative software technology is emPath, a Web-based human resources/payroll software. Its Internet core technologies include SiteFlash, ResponseFlash, and the Emily XML Scripting Language, which can be used to build Web services. The company also offers NewsFlash, a software application product that caters to the publishing industry. Vertical Computer Systems also markets a baseline solution that comprises two security products, IA and StatePointPlus. Vertical Computer Systems' software services include empathy, which is delivered as a software-as-a-service and its managed baseline solution. The company markets a managed The company markets its products primarily in the United States, Canada, Japan, and Brazil through its distribution network. Vertical Computer Systems, Inc. was incorporated in 1992 and is based in Richardson, Texas.

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Exhibits - A

Merger and Acquisition Target Companies

Practice Management Partners, Inc.	Practice Management Partners, Inc. (PMP) develops and markets business management, custom billing, and system integration solutions for the healthcare industry. The company's suite offers human resource, financial, information, and risk management services. It also provides billing and collection; form generation and reporting; claims management; and scheduling services. Additionally, PMP offers system evaluation, configuration, integration, and data conversion services.
Vurv Technology, Inc.	Vurv Technology, Inc. provides on demand talent management software for businesses in North America and internationally. Its product modules enable management of talent management processes, including workforce planning and analytics, recruitment, on boarding, performance management, succession management, compensation planning, and workforce optimization. The company's product modules include Recruitment, which allows clients to design the processes that drive their recruitment strategies; Performance, provides a framework for developing, motivating, and retaining a company's workforce; Compensation, which automates complex compensation planning strategies so that organizations can reward performance and drive desired business outcomes; and Transition, provides decision support, automation, and compliance for workforce integration and restructuring events, as well as off boarding employees on an ongoing basis. Its talent management offerings are delivered through a Web browser utilizing software-as-a-service. Vurv Technology, Inc. was formerly known as Recruitmax Software, Inc.
H-G Holdings	H-G Holdings, Inc., through its subsidiary, provides transaction and information processing solutions to corporations and government agencies. The company focuses on the travel expense management and the trade promotion planning markets. It provides e-business solutions to the consumer goods industry, helping them to manage their trade-spending activities.
iEmployee	iEmployee offers Web hosted on-demand workforce management solutions. Its solutions include Time and Attendance, a solution that helps automate time consuming and time tracking related processes from employee's time hours worked to exporting data into payroll system; Time Off, a solution that automates and streamlines the process of tracking and approving employee Time Off; HR Software, a solution that helps automate time consuming and personnel related processes from employee's submitting HR changes to exporting data into payroll system; Pay Stub/W2, a solution that supports various file formats, such as flat file format, csv file format, and other file formats; Self Service, a solution that helps automate time consuming and personnel related processes from employee information updates to exporting change data into payroll system; and Expense Management Software, a solution that helps to streamline company's expense/reimbursement activities allowing to get rid of the paper forms and ensure various employees using one standard form in various locations.
Kronos, Inc.	Kronos Incorporated provides a suite of solutions that automate employee-centric processes, as well as tools to optimize the workforce. It offers a range of work force management and talent management solutions. The company's work force management solutions comprise various components, such as time and labor, scheduling, human resources, payroll, absence management, labor activity tracking, data collection, self-service, and workforce analytics.

Continued on next page

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Exhibits - A

Merger and Acquisition Target Companies (cont.)

Workbrain Corporation	Workbrain Corporation engages in the development, marketing, implementation, hosting, and support of software that enable organizations to deploy and manage their workforces. Its solutions automate workforce management processes, such as labor forecasting, employee schedule optimization, time and attendance, workforce analytics, and employee self-service. The company also provides services, which include implementation, consulting, training, hosting, and post-contract customer support.
JobFlash, Inc.	JobFlash, Inc. offers hiring solutions for hourly and managerial employees. It offers IVR technology and candidate scheduling services for restaurants, window cleaners, manufacturers, hotels, casinos, retail stores, and hospitality.
Human Resource MicroSystems, Inc.	Human Resource MicroSystems, Inc. engages in the design, development, and implementation of human resource software solutions. It provides desk-top and Web-native HR software solutions, including a Web portal with full employee/manager self-service. The company offers implementation, system configuration, integration, and ongoing support services, including customer relations, customer support, HR practice management, product upgrades, and news and user group meetings. It also provides consulting services, such as HR/HRMS consulting, technical consulting, customization services, software and new module training, HRMS system administration, and business process development.
Outtask, Inc.	Outtask, Inc. operates as a software as a service provider. It delivers employee facing applications to companies in the areas of travel and expense management. It offers solutions, software expertise, data management, and professional services. The company offers travel management, expense management, integrated travel and expense management.

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Exhibit - B Reverse Split Transactions - Summary Continued on next page  Proposed Reverse/ Cash to Date Payment Termination Forward All Announced Company Symbol Per Share Filing (1) Split Fractions (2) 08/22/08 Gouverneur Bancorp Inc. GOVB 1 -for- 100 10.00 $ 10/06/08 YES NO 08/12/08 Levcor International Inc. LVCI 1 -for- 300000 0.16 09/12/08 NO YES 06/12/08 Peoples-Sidney Financial Corp. PPSF 1 -for- 600 13.47 07/31/08 YES NO 04/10/08 Enterprise Informatics Inc. EINF 1 -for- 1000 0.05 05/08/08 NO YES 04/14/08 First Bancorp of Indiana Inc. FBPI 1 -for- 300 14.00 05/19/08 YES NO 02/25/08 Oregon Pacific Bancorp ORPB 1 -for- 500 13.00 03/19/08 YES NO 01/11/08 Clarkston Financial Corp CKFC 1 -for- 111 10.00 05/28/08 YES NO 12/28/07 Peoples Bancorp PBNI 1 -for- 760 16.75 05/28/08 YES NO 12/21/07 Jaclyn Inc. JCLY 1 -for- 250 10.21 05/20/08 YES NO 10/25/07 CB Financial Corporation CBFA 1 -for- 132 20.00 03/03/08 YES YES 10/05/07 Magstar Technologies Inc. MGSR 1 -for- 2000 0.43 02/13/08 NO NO 10/04/07 Medaire, Inc. MDE 1 -for- 5000 1.11 01/15/08 YES NO 09/21/07 Orion Healthcorp Inc. ORNH 1 -for- 2500 0.23 12/10/07 YES NO 07/24/07 NBO Systems Inc. N/A 1 -for- 250000 0.00 01/24/08 NO NO 07/19/07 Citizens Financial Corp CFIN 1 -for- 250 7.25 11/14/07 NO YES 06/05/07 Harolds Stores, Inc. HRLSQ 1 -for- 1000 0.30 12/07/07 YES NO 04/16/07 Northway Financial Inc. NWYF 1 -for- 400 37.50 09/21/07 YES NO 12/08/06 Essential Group, Inc. N/A 1 -for- 1200 0.01 03/08/07 NO YES 06/01/06 EUPA International Corporation EUPA 1 -for- 9999 0.40 01/29/07 NO YES 05/16/06 Bactolac Pharmaceutical Inc. ANII 1 -for- 500 4.00 09/21/06 NO YES 03/15/06 Home City Financial Corporation HCFC 1 -for- 210 16.20 12/14/06 YES NO 10/07/05 ITEC Attractions, Inc. ITAT 1 -for- 381426 0.27 03/31/06 NO NO 10/07/05 County Bank Corp. CYBK 1 -for- 500 55.00 02/28/06 YES NO 09/30/05 Marlton Technologies, Inc. N/A 1 -for- 5000 1.25 01/04/06 NO YES 09/14/05 FC Banc Corporation FCBZ 1 -for- 500 29.12 12/21/05 YES NO 07/22/05 McRae Industries, Inc. MRI 1 -for- 200 14.25 12/19/05 YES NO 07/13/05 News Communications, Inc. NCOM 1 -for- 100 1.10 11/03/05 NO YES 06/23/05 Liberate Technologies LBRTQ 1 -for- 250000 0.20 12/20/05 YES NO 06/16/05 Refocus Group, Inc. RFCG 1 -for- 2000 0.35 12/07/05 YES NO 06/09/05 Community Investors Bancorp, Inc. CIBI 1 -for- 300 15.00 09/23/05 YES NO 05/18/05 Home Loan Financial Corporation HLFC 1 -for- 600 20.75 09/02/05 YES NO 04/20/05 Synbiotics Corporation SBIO 1 -for- 2000 0.13 11/03/05 YES YES 04/01/05 Mercury Air Group, Inc. MAX 1 -for- 500 4.00 09/19/05 YES NO 03/24/05 Lincoln Logs, Ltd. LCLG 1 -for- 500 0.49 09/13/05 NO NO 03/03/05 ASB Financial Corporation ASBP 1 -for- 300 23.00 07/19/05 YES YES 02/24/05 Davel Communications, Inc. DAVL 1 -for- 97500000 0.02 05/03/05 NO NO 02/15/05 Decatur First Bank Group, Inc. N/A 1 -for- 500 17.50 06/28/05 NO NO 01/13/05 Trek Resources, Inc. TKRD 1 -for- 100 2.50 05/10/05 NO YES 12/23/04 Benchmark Bancshares BMRB 1 -for- 2000 19.00 03/31/05 YES NO 12/22/04 KS Bancorp, Inc. KSBI 1 -for- 200 24.00 03/23/05 YES YES 12/21/04 Horizon Telecom, Inc. HRZCA 1 -for- 125 165.00 03/28/05 YES NO 12/16/04 Mai Systems Corporation MAIY 1 -for- 150 0.17 11/29/05 NO YES 11/28/04 Gateway Bancshares, Inc. N/A 1 -for- 500 37.00 03/28/05 NO NO Proposed Split Recent Reverse Split Going Private Transactions

Exhibit - B

Reverse Split Transactions – Summary (cont)

Recent Reverse Split Going Private Transactions

Date Announced	Company	Symbol	Proposed Split	Proposed Payment Per Share	Termination Filing (1)	Reverse/ Forward Split	Cash to All Fractions (2)
11/23/04	Sterling Sugars, Inc.	STSU	1 -for- 2000	9.00	07/18/05	NO	YES
11/05/04	Bestway, Inc.	BSTW	1 -for- 100	13.00	05/26/05	YES	NO
10/12/04	Spectrum Laboratories, Inc.	SPTM	1 -for- 25000	2.56	11/29/05	NO	YES
09/30/04	Giant Group, Ltd.	CHKR	1 -for- 300	1.85	01/31/05	NO	YES
09/30/04	Bishop Capital Corporation	BPCC	1 -for- 110	1.00	08/10/05	NO	NO
08/16/04	AVOCA, Incorporated	AVOA	1 -for- 100	28.00	12/16/04	NO	YES
07/14/04	Crown Energy Corporation	CROE	1 -for- 1000	0.01	03/30/05	NO	NO
06/16/04	TouchTunes Music Corporation	TTMC	1 -for- 2000	0.50	01/13/06	NO	YES
05/29/04	Webco Industries, Inc.	WEB	1 -for- 10	4.75	01/06/05	YES	YES
04/21/04	Crown Andersen, Inc.	CRAN	1 -for- 500	1.95	10/29/04	YES	NO
04/16/04	ASA International Ltd.	ASAA	1 -for- 600	5.00	11/15/04	YES	NO
03/08/04	Ambassador Food Services Corporation	AMBF	1 -for- 30	0.35	10/05/04	YES	YES
03/03/04	MPSI Systems, Inc.	MPSI	1 -for- 100	0.30	08/13/04	NO	NO
01/16/04	Semele Group, Inc.	SMLE	1 -for- 4001	1.40	07/09/04	YES	NO
01/14/04	Star Multi Care Services, Inc.	SMCS	1 -for- 55000	0.13	05/28/04	NO	YES
01/09/04	Safeguard Health Enterprises, Inc.	SFGD	1 -for- 1500	2.25	06/30/04	NO	YES
12/31/03	IBW Financial Corporation	IBWF	1 -for- 101	36.50	07/02/04	YES	NO
11/17/03	The Seibels Bruce Group, Inc.	SBIG	1 -for- 1000	3.00	03/01/04	NO	YES
11/13/03	4-D Neuroimaging	FDNU	1 -for- 1200	0.15	03/03/04	NO	NO
09/25/03	Winter Sports, Inc.	WSKI	1 -for- 150	17.50	05/07/04	NO	YES
09/18/03	Pacific Aerospace & Elect.	PARO	1 -for- 11000	0.168	04/12/04	NO	YES
06/10/03	Siena Holdings	SIEN	1 -for- 500000	1.41	11/10/03	NO	YES
05/22/03	The Deltona Corporation	DLTA	1 -for- 500000	0.40	02/02/04	NO	NO
05/20/03	Tumbleweed, Inc.	TMBL	1 -for- 5000	1.10	12/08/03	YES	NO
04/25/03	PML, Inc.	PMLI	1 -for- 150	1.50	08/07/03	YES	NO
03/17/03	IFX Corporation	IFXC	1 -for- 300	0.12	08/13/03	NO	YES
02/28/03	South Banking Company	SOFK	1 -for- 50	40.00	05/15/03	NO	YES
01/09/03	Avery Communications	AVYC	1 -for- 5000	1.27	07/08/03	NO	YES
12/05/02	Telespectrum Worldwide Inc.	TLSW	1 -for- 1000	0.01	03/19/03	NO	YES
11/18/02	Kimmins Corporation	KMMN	1 -for- 100	1.00	03/17/03	NO	YES
11/15/02	Performance Industries, Inc.	PRFI	1 -for- 1500	1.00	05/08/03	NO	YES
11/06/02	Seven J Stock Farm, Inc.	SEVJ	1 -for- 1000	3.89	09/24/03	NO	YES
09/11/02	Teltone Corporation	TLTN	1 -for- 900	0.24	01/16/03	NO	NO
06/04/02	Control Chief Holdings, Inc.	DIGM	1 -for- 100	3.73	11/01/02	NO	YES
05/15/02	Teraglobal Communications Corp.	TGCM	1 -for- 1000	0.29	11/08/02	NO	YES
05/10/02	Silver Diner, Inc.	SLVR	1 -for- 5000	0.32	10/09/02	NO	YES
04/04/02	The Coeur d'Alenes Company	CDLA	1 -for- 1000	0.25	12/18/02	YES	NO
03/28/02	Zeon Corporation	ZEON	1 -for- 500	4.00	05/07/02	NO	YES
12/21/01	Metro Global Media, Inc.	MGBL	1 -for- 40	1.00	04/09/02	NO	YES

(1) Defined as the filing of a Form 15 - Certification and Notice of Termination of Registration

(2) Cash paid to all fractional stockholders regardless of whether the shares held were above or below the split amount.

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48

Exhibit - B

Reverse Split Transactions – Premium Analysis

Recent Reverse Split Going Private Transactions - Premuim Analysis

Date Announced	Company	Symbol	Proposed Payment	Payment Premium (over prior average trading price)				
				1 Day	30 Day	60 Day	90 Day	120 Day
08/22/08	Gouverneur Bancorp Inc.	GOVB	$ 10.00	21.2%	18.1%	16.3%	13.7%	13.1%
08/12/08	Lexcor International Inc.	LVCI	0.16	-5.9%	-13.2%	-21.9%	-28.3%	-31.8%
06/12/08	Peoples-Sidney Financial Corp.	PPSF	13.47	7.3%	8.3%	13.6%	13.2%	15.7%
04/10/08	Enterprise Informatics Inc.	EINF	0.05	0.0%	48.6%	22.0%	-12.8%	-31.4%
04/14/08	First Bancorp of Indiana Inc.	FBPI	14.00	16.6%	15.8%	15.6%	8.5%	3.6%
02/25/08	Oregon Pacific Bancorp	ORPB	13.00	32.7%	34.2%	36.2%	35.1%	33.9%
01/11/08	Clarkston Financial Corp	CKFC	10.00	37.8%	7.3%	3.1%	-2.1%	-6.6%
12/28/07	Peoples Bancorp	PBNI	16.75	17.4%	12.3%	7.7%	1.8%	-1.1%
12/21/07	Jaclyn Inc.	JCLY	10.21	70.2%	63.4%	64.4%	41.9%	26.3%
10/25/07	CB Financial Corporation	CBFA	20.00	31.2%	33.4%	31.1%	30.5%	31.4%
10/05/07	Magstar Technologies Inc.	MGSR	0.43	41.7%	64.1%	46.3%	32.9%	27.6%
10/04/07	Medaire, Inc.	MDE	1.11	18.1%	8.9%	2.6%	3.2%	7.4%
09/21/07	Orion Healthcorp Inc.	ORNH	0.23	43.8%	33.2%	39.5%	35.6%	29.2%
07/24/07	NBO Systems Inc.	N/A	0.00	N/A	N/A	N/A	N/A	N/A
07/19/07	Citizens Financial Corp	CFIN	7.25	11.6%	11.8%	16.4%	18.6%	19.1%
06/05/07	Harolds Stores, Inc.	HRLSQ	0.30	7.1%	20.6%	-7.6%	-18.1%	-19.1%
04/16/07	Northway Financial Inc.	NWYF	37.50	24.6%	18.8%	16.5%	14.9%	14.1%
12/08/06	Essential Group, Inc.	N/A	0.01	N/A	N/A	N/A	N/A	N/A
06/01/06	EUPA International Corporation	EUPA	0.40	939.9%	953.9%	1064.1%	1106.1%	1093.0%
05/16/06	Bactolac Pharmaceutical Inc.	ANII	4.00	11.1%	9.5%	13.5%	18.5%	14.3%
03/15/06	Home City Financial Corporation	HCFC	16.20	6.1%	4.9%	5.9%	6.8%	7.1%
10/07/05	ITEC Attractions, Inc.	ITAT	0.27	11.1%	11.5%	12.7%	24.6%	27.8%
10/07/05	County Bank Corp.	CYBK	55.00	2.4%	1.8%	0.2%	-0.2%	-0.2%
09/30/05	Marlton Technologies, Inc.	N/A	1.25	4.2%	1.0%	20.7%	31.3%	25.4%
09/14/05	FC Banc Corporation	FCBZ	29.12	25.4%	24.8%	23.1%	23.9%	24.4%
07/22/05	McRae Industries, Inc.	MRI	14.25	13.8%	13.8%	17.8%	19.4%	16.9%
07/13/05	News Communications, Inc.	NCOM	1.10	57.1%	68.7%	62.7%	59.0%	55.7%
06/23/05	Liberate Technologies	LBRTQ	0.20	-20.0%	-20.0%	-11.5%	-0.6%	12.9%
06/16/05	Refocus Group, Inc.	RFCG	0.35	40.0%	40.1%	54.9%	74.0%	97.5%
06/09/05	Community Investors Bancorp, Inc.	CIBI	15.00	12.4%	12.9%	14.1%	13.4%	11.5%
05/18/05	Home Loan Financial Corporation	HLFC	20.75	30.8%	22.8%	13.0%	8.4%	6.5%
04/20/05	Symbiotics Corporation	SBIO	0.13	36.8%	27.9%	22.2%	13.1%	2.8%
04/01/05	Mercury Air Group, Inc.	MAX	4.00	21.4%	15.3%	8.0%	2.1%	-11.9%
03/24/05	Lincoln Logs, Ltd.	LCLG	0.49	-2.0%	-5.2%	-6.3%	-10.7%	-9.7%
03/03/05	ASB Financial Corporation	ASBP	23.00	11.3%	12.4%	9.3%	8.0%	7.5%
02/24/05	Davel Communications, Inc.	DAVL	0.02	7.1%	6.6%	10.8%	16.6%	31.6%
02/15/05	Decatur First Bank Group, Inc.	N/A	17.50	N/A	N/A	N/A	N/A	N/A
01/13/05	Trek Resources, Inc.	TKRO	2.50	163.2%	162.1%	171.2%	189.8%	212.8%
12/23/04	Benchmark Bancshares	BMRB	19.00	N/A	N/A	N/A	N/A	N/A
12/22/04	KS Bancorp, Inc.	KSBI	24.00	51.1%	49.6%	49.8%	49.0%	49.0%
12/21/04	Horizon Telecom, Inc.	HRZCA	165.00	175.0%	96.8%	93.4%	92.2%	91.6%
12/16/04	Mai Systems Corporation	MAIY	0.17	41.7%	12.9%	4.9%	-3.5%	-2.5%

Continued on next page

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49

Exhibit - B Reverse Split Transactions – Premium Analysis (cont.)  Date Proposed Announced Company Symbol Payment 1 Day 30 Day 60 Day 90 Day 120 Day Payment Premium (over prior average trading price) Recent Reverse Split Going Private Transactions - Premuim Analysis 11/28/04 Gateway Bancshares, Inc. N/A 37.00 N/A N/A N/A N/A N/A 11/23/04 Sterling Sugars, Inc. STSU 9.00 37.4% 36.8% 37.6% 37.9% 38.9% 11/05/04 Bestway, Inc. BSTW 13.00 36.8% 36.2% 17.7% 12.2% 9.0% 10/12/04 Spectrum Laboratories, Inc. SPTM 2.56 N/A N/A N/A N/A N/A 09/30/04 Giant Group, Ltd. CHKR 1.85 23.2% 24.6% 6.4% -1.0% -8.5% 09/30/04 Bishop Capital Corporation BPCC 1.00 -33.3% -35.5% -44.8% -40.7% -38.1% 08/16/04 AVOCA, Incorporated AVOA 28.00 30.2% 27.5% 24.6% 22.4% 25.8% 07/14/04 Crown Energy Corporation CROE 0.01 N/A N/A N/A N/A N/A 06/16/04 TouchTunes Music Corporation TTMC 0.50 143.9% 129.8% 106.3% 83.0% 89.3% 05/29/04 Webco Industries, Inc. WEB 4.75 -2.5% 1.6% 7.2% 13.4% 17.0% 04/21/04 Crown Andersen, Inc. CRAN 1.95 16.8% 18.7% 11.2% -1.6% -9.8% 04/16/04 ASA International Ltd. ASAA 5.00 30.9% 32.9% 30.8% 39.0% 51.4% 03/08/04 Ambassador Food Services Corporation AMBF 0.35 25.0% 29.3% 29.5% 29.5% 29.5% 03/03/04 MPSI Systems, Inc. MPSI 0.30 N/A N/A N/A N/A N/A 01/16/04 Semele Group, Inc. SMLE 1.40 N/A N/A N/A N/A N/A 01/14/04 Star Multi Care Services, Inc. SMCS 0.13 -10.0% 0.0% -8.8% 3.9% 13.6% 01/09/04 Safeguard Health Enterprises, Inc. SFGD 2.25 16.0% 17.3% 20.9% 29.2% 34.1% 12/31/03 IBW Financial Corporation IBWF 36.50 65.9% 65.9% 68.8% 78.9% 84.6% 11/17/03 The Seibels Bruce Group, Inc. SBIG 3.00 76.5% 63.8% 63.6% 64.5% 65.5% 11/13/03 4-D Neuroimaging FDNU 0.15 149.0% 137.1% 151.1% 155.6% 128.5% 09/25/03 Winter Sports, Inc. WSKI 17.50 34.5% 34.0% 34.2% 34.3% 37.1% 09/18/03 Pacific Aerospace & Elect. PARO 0.17 -52.5% -49.7% -49.3% -46.5% -41.5% 06/10/03 Siena Holdings SIEN 1.41 33.0% 28.9% 31.9% 35.8% 34.9% 05/22/03 The Deltona Corporation DLTA 0.40 25.0% 28.0% 26.8% 26.5% 26.3% 05/20/03 Tumbleweed, Inc. TMBL 1.10 -34.1% -21.8% -19.5% -20.4% -22.3% 04/25/03 PML, Inc. PMLI 1.50 N/A N/A N/A N/A N/A 03/17/03 IFX Corporation IFXC 0.12 286.7% 124.6% 107.8% -22.5% -44.9% 02/28/03 South Banking Company SOFK 40.00 N/A N/A N/A N/A N/A 01/09/03 Avery Communications AVYC 1.27 N/A N/A N/A N/A N/A 12/05/02 Telespectrum Worldwide Inc. TLSW 0.01 0.0% 10.3% 62.6% 80.7% 87.1% 11/18/02 Kimmins Corporation KMMN 1.00 81.8% 185.2% 186.5% 212.0% 232.5% 11/15/02 Performance Industries, Inc. PRFI 1.00 N/A N/A N/A N/A N/A 11/06/02 Seven J Stock Farm, Inc. SEVJ 3.89 14.4% 13.1% 13.3% 13.7% 13.8% 09/11/02 Teltone Corporation TLTN 0.24 199.7% 153.3% 124.1% 112.8% 108.6% 06/04/02 Control Chief Holdings, Inc. DIGM 3.73 26.4% 21.2% 22.8% 28.5% 35.5% 05/15/02 Teraglobal Communications Corp. TGCM 0.29 -9.4% 6.9% -25.0% -77.7% -90.0% 05/10/02 Silver Diner, Inc. SLVR 0.32 28.0% 28.7% 30.3% 35.0% 37.4% 04/04/02 The Coeur d'Alenes Company CDLA 0.25 66.7% 66.7% 108.0% 158.9% 194.4% 03/28/02 Zeon Corporation ZEON 4.00 60.0% 77.1% 87.3% 86.4% 65.1% 12/21/01 Metro Global Media, Inc. MGBL 1.00 1900.0% 1109.7% 918.7% 951.4% 995.9% High 1900.0% 1109.7% 1064.1% 1106.1% 1093.0% Low -52.5% -49.7% -49.3% -77.7% -90.0% Mean 76.5% 62.5% 60.0% 58.9% 59.4% Median 25.0% 22.8% 20.9% 19.4% 24.4%

Exhibit - B

Reverse Split Transactions – Cash Position Analysis

Reverse Split Going Private Transactions
Recently Completed (1)

				Per Share		
Date Announced	Company	Symbol	Termination Filing (2)	Payment Price	Cash (3)	Cash as a % of Payment Price
08/22/08	Gouverneur Bancorp Inc.	GOVB	10/06/08	$ 10.00	7.35	73.5%
08/12/08	Levcor International Inc.	LVCI	09/12/08	0.16	0.02	10.2%
06/12/08	Peoples-Sidney Financial Corp.	PPSF	07/31/08	13.47	8.84	65.6%
04/10/08	Enterprise Informatics Inc.	EINF	05/08/08	0.05	0.01	24.2%
04/14/08	First Bancorp of Indiana Inc.	FBPI	05/19/08	14.00	3.98	28.4%
02/25/08	Oregon Pacific Bancorp	ORPB	03/19/08	13.00	1.91	14.7%
01/11/08	Clarkston Financial Corp	CKFC	05/28/08	10.00	6.76	67.6%
12/28/07	Peoples Bancorp	PBNI	05/28/08	16.75	3.97	23.7%
12/21/07	Jaclyn Inc.	JCLY	05/20/08	10.21	0.61	5.9%
10/25/07	CB Financial Corporation	CBFA	03/03/08	20.00	11.29	56.5%
10/05/07	Magstar Technologies Inc.	MGSR	02/13/08	0.425	0.07	15.5%
10/04/07	Medaire, Inc.	MDE	01/15/08	1.11	0.08	7.3%
09/21/07	Orion Healthcorp Inc.	ORNH	12/10/07	0.23	0.00	1.3%
07/24/07	NBO Systems Inc.	N/A	01/24/08	0.0005	0.01	2512.9%
07/19/07	Citizens Financial Corp	CFIN	11/14/07	7.25	4.73	65.3%
06/05/07	Harolds Stores, Inc.	HRLSQ	12/07/07	0.30	0.14	47.6%
04/16/07	Northway Financial Inc.	NWYF	09/21/07	37.50	10.55	28.1%
12/08/06	Essential Group, Inc.	N/A	03/08/07	0.01	0.26	2643.7%
06/01/06	EUPA International Corporation	EUPA	01/29/07	0.40	0.03	6.4%
05/16/06	Bactolac Pharmaceutical Inc.	ANII	09/21/06	4.00	0.40	10.1%

(1) The 20 most recently completed reverse split going private transactions.
(2) Defined as the filing of a Form 15 - Certification and Notice of Termination of Registration.
(3) Represents balance sheet cash and equivalents per share at the time of the reverse split transaction.

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51

Exhibit - C Weighted Average Cost of Capital Calculation  Cost of Cost of Cost of Symbol Company Equity (1) Preferred Debt (2) WACC (3) CNQR Concur Technologies, Inc. 15.0% na 4.1% 14.9% PROJ Deltek, Inc. 24.5% na 4.6% 14.0% EPIC Epicor Software Corp. 17.1% na 5.0% 9.0% SFSF SuccessFactors, Inc. 20.6% na 8.9% 20.6% TLEO Taleo Corp. 26.4% na 3.7% 26.4% UCNN UCN Inc. 23.1% na 9.0% 20.5% ULTI Ultimate Software Group Inc. 18.7% na 3.1% 18.5% VCSY Vertical Computer Systems 24.5% 7.6% 10.5% 20.8% XXXX Travis 27.3% na na 27.3% High 27.3% 7.6% 10.5% 27.3% Low 15.0% 7.6% 3.1% 9.0% Mean 21.9% 7.6% 6.1% 19.1% Median 23.1% 7.6% 4.8% 20.5% __________ (1) Risk free rate + (Beta * risk premium) + size premium. Risk free rate, the yield for the generic 30 yr. U.S. Treasury Bond; long-term equity risk premium and small cap size premium (Source: Ibbotson's SBBI Yearbook 2008). The source used for Beta is Capital IQ, the median Beta is used where data is unavailable. Market value of common equity is based on the closing price on 12/5/2008. (2) Calculated as cash paid for interest divided by average debt, except where not representative. (3) Reflects an after-tax cost of debt. Weighted Average Cost of Capital

Exhibit - D Pink OTC Markets Pink OTC Markets Inc. provides the leading inter-dealer electronic quotation and trading system in the over-the-counter (OTC) securities market. We create innovative technology and data solutions to efficiently connect market participants, improve price discovery, increase issuer disclosure, and better inform investors. Pink OTC Markets operates the third largest U.S. equity trading venue which includes both the elite OTCQX market tiers for strong OTC-traded companies that can satisfy financial and disclosure listing standards and Pink Sheets for all other OTC quoted securities. Pink Sheets is neither a Securities and Exchange Commission Registered Stock Exchange nor a FINRA broker/dealer. Pink Sheets is considered a Non-exclusive Securities Information Processor and an Interdealer Quotation System, for which registration is not required under current securities laws. However, Pink Sheets quotation and trading system is only open to registered broker/dealers and those broker/dealers are subject to FINRA Rules and regulations regarding their conduct and use of the Pink Sheets. Issuers are subject to Federal and State securities laws. Over 230 financial services firms, including the ten largest U.S. investment banks, actively make markets in OTCQX and Pink Sheets securities. In 2007, these firms traded over $160 billion of OTCQX and Pink Sheets securities. Pink OTC Markets offers widespread access to all U.S. broker-dealers, enabling investors to seamlessly trade these securities through their institutional, online, or full service brokers Pink Sheets follows regular market hours, from 9:30am until 4:00pm ET. Pink Sheets follows the market calendar of the Nasdaq Stock Market and is closed on the days that Nasdaq is closed. The Quotation system is available from 7:00am to 5:00pm every business day. However, individual traders at a market maker control when the trader's quotes are open and firm. Pink OTC Markets is headquartered in New York City. Source: www.pinksheets.com See also Frequently Asked Questions on this site.